Exhibit 99.1

Investor Contact: Megan McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com

Media Contact:
Jason Merrill
314-342-3300

For Immediate Release

Spire Inc. Announces Redemption of

5.90% Series A Cumulative Redeemable Perpetual Preferred Stock

ST. LOUIS (Jan. 29, 2026) — Spire Inc. (NYSE: SR) (the “Company”) announced today that it has delivered notice to holders of the Company’s 5.90% Series A Cumulative Redeemable Perpetual Preferred Stock (NYSE: SR.PRA – CUSIP No.: 84857L309) (the “Series A Preferred Stock”) of the Company’s intent to redeem all 10,000 of its outstanding Series A Preferred Stock, par value $25.00 per share, liquidation preference $25,000 per share and the corresponding depositary shares of the Company (“Depositary Shares”), each representing 1/1000th fractional interest in one share of Series A Preferred Stock.

The anticipated redemption date is February 13, 2026 (the “Redemption Date”). The Depositary Shares will be redeemed at a redemption price of $25.00 per share (equivalent to $25,000 per share of the Series A Preferred Stock), plus $0.36056 per share, for a total payment of $25.36056 per share, the amount equal to all accumulated and unpaid dividends up to, but not including, the Redemption Date (the “Redemption Price”). The Series A Preferred Stock will cease to accumulate dividends immediately prior to the Redemption Date. Upon redemption, the Series A Preferred Stock (or related Depositary Shares) will no longer be outstanding, and all rights of the holders will terminate, except the right of the holders to receive the cash payable upon such redemption, without interest. As a result, no separate dividend will be paid on February 17, 2026. Upon redemption, the Series A Preferred Stock will be delisted from trading on the New York Stock Exchange.

The Depositary Shares are held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Depositary Shares will be made by Computershare Inc. and Computershare Trust Company, N.A., collectively, as transfer agent and redemption agent, in accordance with the Deposit Agreement governing the Depositary Shares. Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to Computershare Trust Company, N.A. for the redemption of the Series A Preferred Stock. The address for the redemption agent is as follows:

Computershare Trust Company, N.A.

Attn: Corporate Actions

150 Royall St., Suite 101

Canton, MA 02021

Investors in the Depositary Shares should contact the bank or broker through which they hold a beneficial interest in the Depositary Shares for information about obtaining the Redemption Price for the Depositary Shares in which they have a beneficial interest.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and driving continuous improvement. Learn more at SpireEnergy.com.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2025, each as filed with the Securities and Exchange Commission.

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